EXHIBIT 10.1
Second Amendment to the
BancorpSouth, Inc. Executive Performance Incentive Plan
     This Amendment to the BancorpSouth, Inc. Executive Performance Incentive Plan (the “Plan”) is made by BancorpSouth, Inc. (the “Company”).
Recitals:
     WHEREAS, the Company established the Plan effective January 1, 2004 in order to provide awards to executive officers that qualify as “performance-based compensation,” described in section 162(m)(4)(C) of the Internal Revenue Code, and amended the Plan effective with the 2005 annual meeting of the Company to permit performance-based awards to be made in the form of the Company’s common stock issued through the Company’s 1994 Stock Incentive Plan;
     WHEREAS, the Company desires to expand the business criteria upon which awards can be made under the Plan;
     NOW, THEREFORE, the Plan is hereby amended by restating Section 3.3 of the Plan in the manner described herein, to be effective upon approval by the shareholders of the Company.
     3.3 Performance Criteria of Awards. Subject to the terms hereof, and in a manner consistent with Treas. Reg. § 1.162-27 or any successor rule under the Code, performance goals shall be determined in the sole and absolute discretion of the Committee, provided that the goals must be such that whether or not the performance goal will be achieved is substantially uncertain at the time the performance goals and the terms of the Award are established. Performance goals may be based upon increases in performance of the Company over a prior period, but may also be based on maintaining status quo or limiting losses or decreases in performance, as is appropriate in view of the business conditions of the Company, its industry or the market in which its securities are traded at the time that a performance goal is established. For Awards made in Performance Periods in 2006 or later, performance goals may be expressed as targeted levels of performance and shall be determined on the basis of any or all of the following criteria:
     (a) Return on average equity or average assets.
     (b) Deposits and other funding sources.
     (c) Revenue, including interest income and/or non-interest income, and/or return on revenue.
     (d) Cash flow (operating, free, cash flow ROE, cash flow ROI).
     (e) Earnings, before or after taxes, interest, depreciation, and/or amortization.
     (f) Earnings per share.
     (g) Net interest margin.
     (h) Improvement in credit quality measures, including (i) non-performing asset ratio, (ii) net charge-off ratio, or (iii) reserve coverage of non-performing loans vs. peers.
     (i) Efficiency ratio.
     (j) Loan growth.
     (k) Total shareholder return.

     IN WITNESS WHEREOF, the Company has executed this instrument on this the 26th day of April, 2006, but to be effective as provided herein.

BANCORPSOUTH, INC.

By:	/s/ Aubrey B. Patterson
Its:	Chief Executive Officer